Exhibit 8

October 11, 2005

Citizens Bancorp, Inc.
103 Churchill Drive
Newport, Kentucky 41071

Farmers Capital Bank Corporation
202 West Main Street
Frankfort, Kentucky 40601

RE:  Farmers Capital Bank Corporation
     Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Citizens Bancorp, Inc., a Kentucky corporation (“Citizens”), in connection with the proposed merger (the “Merger”) of Citizens with and into Citizens Acquisition Subsidiary Corp., a Kentucky corporation (“Merger Subsidiary”) that is wholly owned by Farmers Capital Bank Corporation, a Kentucky Corporation (“Company”), pursuant to the terms of the Agreement and Plan of Merger dated as of July 1, 2005 (the “Agreement”) by and among Citizens, Merger Subsidiary, and Company. At your request, and in connection with the Registration Statement of Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (as amended through the date hereof, the “Registration Statement”), we are rendering our opinion concerning the material federal income tax consequences of the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Agreement.

For purposes of the opinion set forth below, we have relied, with the consent of Citizens, Merger Subsidiary, and Company, upon the accuracy and completeness of the factual statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Citizens, Merger Subsidiary, and Farmers dated the date hereof, and have assumed that such factual statements and representations will be accurate and complete as of the Effective Time (as if made as of such time) and that all such factual statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the joint proxy statement/prospectus (the “Proxy Statement/Prospectus”) contained therein, each as amended or supplemented through the date hereof.

We have also assumed that: (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement/Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party); and (ii) the Merger will be reported by Citizens, Merger Subsidiary, and Company on their respective federal income tax returns in a manner consistent with the opinion set forth below.

Based upon and subject to the foregoing, it is our opinion, under currently applicable U.S. federal income tax law, that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) Citizens, Merger Subsidiary, and Company will each be a party to the reorganization as that term is defined in § 368(b) of the Code, and (iii) the exchange in the Merger of Citizens common stock for Company common stock will not give rise to gain or loss to the shareholders of Citizens with respect to such exchange (except to the extent of any cash received).

We express no opinion on any issue relating to the tax consequences of the Merger other than those set forth above. Our opinion is based upon the Code, published judicial decisions, administrative regulations, and published rulings and procedures as in existence on the date hereof. Future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, could affect our opinion. Further, our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or a court will not take a contrary position. We undertake no responsibility to advise you of any future change in the matters stated herein or in the federal income tax laws or the application or interpretation thereof.

Furthermore, the opinion only addresses the tax treatment of those Citizens stockholders that hold their Citizens stock as a capital asset within the meaning of Section 1221 of the Code, and does not address all the U.S. federal income tax consequences that may be relevant to particular Citizens stockholders in light of their individual circumstances or to Citizens stockholders that are subject to special rules, such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons that hold Citizens stock as part of a straddle, hedge, constructive sale, or conversion transaction, persons who are not citizens or residents of the United States, and stockholders who acquired their shares of Citizens stock through the exercise of an employee stock option or otherwise as compensation.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

We are furnishing this opinion to you solely in connection with the filing of the Registration Statement, and this opinion is not to be relied upon by any other person or for any other purpose without our consent.

Very truly yours,

/s/ CORS & BASSETT, LLC

CORS & BASSETT, LLC